The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated March 21, 2014

Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038
$[•] Callable Yield Notes due December 2, 2015 Linked to the Lowest Return of the Russell 2000® Index, the iShares® MSCI Canada ETF and the iShares® MSCI Japan ETF Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	March 27, 2014

Issue Date:	April 1, 2014

Final Valuation Date*:	November 27, 2015

Maturity Date*:	December 2, 2015

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Assets:	The Russell 2000® Index (the “Russell 2000 Index”), the iShares® MSCI Canada ETF (the “Canada ETF”) and the iShares® MSCI Japan ETF (the “Japan ETF”).
	Reference Asset	Bloomberg Ticker	Initial Value	Knock-In Barrier Value
	Russell 2000 Index	RTY<Index>	[•]	[•]
	Canada ETF	EWC UP <Equity>	[•]	[•]
	Japan ETF	EWJ UP <Equity>	[•]	[•]

The Canada ETF and the Japan ETF are each referred to in this preliminary pricing supplement as an “ETF”.  Each of the Russell 2000 Index, the Canada ETF and the Japan ETF are referred to as a “Reference Asset” and collectively as the “Reference Assets”.

Interest Rate:	[8.25% - 9.00%] per annum*** ***The actual Interest Rate will be set on the Initial Valuation Date and will not be less than 8.25% per annum.

Interest Payment Dates:**

May 1, 2014, May 30, 2014, July 2, 2014, July 31, 2014, September 2, 2014, October 2, 2014, October 30, 2014, December 3, 2014, January 2, 2015, January 30, 2015, March 4, 2015, April 1, 2015, April 30, 2015, June 1, 2015, July 2, 2015, July 30, 2015, September 1, 2015, October 1, 2015, October 30, 2015  and the Maturity Date.

Optional Redemption Dates:	The Interest Payment Dates scheduled to occur on July 2, 2014, October 2, 2014, January 2, 2015, April 1, 2015, July 2, 2015 and October 1, 2015.

Tax Allocation of the Monthly Payments on the Notes:	Deposit Income: [•]% of the amount of each interest payment on the Notes Put Premium: [•]% of the amount of each interest payment on the Notes

Early Redemption at the Option of the Issuer:

On any Optional Redemption Date, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below, provided the Issuer gives at least five business days’ prior written notice to the trustee.  If the Issuer exercises its redemption option, the Optional Redemption Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”.

Redemption Price:

If the Issuer exercises its redemption option on any Interest Payment Date that it may exercise such option (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes together with any monthly Interest Payment that may be due on such date.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100.00%
Total	$[•]	$[•]	$[•]	$[•]

‡ Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such accounts based on the amount of assets held in those accounts, including the Notes..

†Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $965.00 and $986.60 per Note.   The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-1 of this preliminary pricing supplement.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions, you will receive (subject to our credit risk), in addition to the final monthly Interest Payment, a cash payment determined as follows:

•      If a Knock-In Event does not occur, $1,000 per $1,000 principal amount Note;

•      If a Knock-In Event occurs and the Reference Asset Return of the Lowest Performing Reference Asset is equal to or greater than 0.00%, $1,000 per $1,000 principal amount Note;

•      If a Knock-In Event occurs and the Reference Asset Return of the Lowest Performing Reference Asset is less than 0.00%, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 x Reference Asset Return of the Lowest Performing Reference Asset]

If a Knock-In Event occurs and the Reference Asset Return of the Lowest Performing Reference Asset is negative, your Notes will be fully exposed to any decline of the Lowest Performing Reference Asset from its Initial Value to its Final Value and you will lose some or all of your principal.  In such an event, the payment at maturity will be based solely on the Reference Asset Return of the Lowest Performing Reference Asset and the performance of the other Reference Assets will not be taken into account for purposes of calculating any payment at maturity under the Notes.

Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Knock-In Event:

A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Value of any Reference Asset is less than the Knock-In Barrier Value applicable to such Reference Asset on any Reference Asset Business Day during the Observation Period; provided, however, that, if a Market Disruption Event occurs with respect to a Reference Asset on any Reference Asset Business Day during the Observation Period, the Closing Value of such Reference Asset on such Reference Asset Business Day will be disregarded for purposes of determining whether a Knock-In Event occurs.

Closing Value:

With respect to any Reference Asset on any day, the official closing level or price per share, as applicable, of such Reference Asset on that day as shown on the applicable Bloomberg Professional® service page noted above under “Reference Assets”, or any successor service, as applicable.

In certain circumstances, the closing level of the Russell 2000 Index will be based on the alternate calculation of the Russell 2000 Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

In certain circumstances, the closing price per share of an ETF will be based on the alternate calculation of such ETF as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Knock-In Barrier Value:

With respect to a Reference Asset, 65.00% of its corresponding Initial Value.  The Knock-In Barrier Value for each Reference Asset is set forth in the table above, which appears under the caption “Reference Assets”.

Observation Period:

The period from but excluding the Initial Valuation Date to and including the Final Valuation Date.  If the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed.

Reference Asset Business Day:

A day that is both (i) a scheduled trading day with respect to the Russell 2000 Index and (ii) a scheduled trading day with respect to each ETF on which no Market Disruption Event occurs or is continuing with respect to any Reference Asset.

The term “scheduled trading day”, with respect to the Russell 2000 Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, and with respect to an ETF, has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, in each case, in the accompanying prospectus supplement.

Business Day:

Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Lowest Performing Reference Asset:	The Reference Asset with the lower Reference Asset Return, as calculated in the manner set forth below.

Reference Asset Return:	With respect to each Reference Asset, the performance of such Index from its Initial Value to its Final Value, calculated as follows: Final Value – Initial Value Initial Value

Initial Value:	With respect to each Reference Asset, the Closing Value of such Reference Asset on the Initial Valuation Date, as set forth in the table above under the caption “Reference Assets”.

Final Value:	With respect to a Reference Asset, the Closing Value of such Reference Asset on the Final Valuation Date.

Business Day/Day Count Convention:	Following; Unadjusted / 30/360

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741UAT1 and US06741UAT16

*                  Subject to postponement, as described under “Selected Purchase Considerations—Market Disruption Events” in this preliminary pricing supplement.

**            If such day is not a Business Day, payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date.  No additional interest will accrue as a result of delayed payment.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range of Interest Rates  set forth in this preliminary pricing supplement.  We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase

HYPOTHETICAL PAYMENT AT MATURITY CALCULATIONS

The following steps illustrate the hypothetical payment at maturity calculations based on a range of performances for the Reference Assets.  The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes.  The numbers appearing in the following table have been rounded for ease of analysis and do not take into account any tax consequences of investing in the Notes.  These examples make the following key assumptions:

▪                  A Knock-In Event occurs during the Observation Period*

▪                  The Notes are not redeemed prior to maturity pursuant to “Early Redemption at the Option of the Issuer” as described above.

▪                  Initial Value of each Reference Asset: 100.00**

▪                  Knock-In Barrier Value of each Reference Asset: 65.00**

* As described on the cover page of this preliminary pricing supplement, a Knock-In Event will occur if the Closing Value of any Reference Asset on any Reference Asset Business Day during the Observation Period is less than the Knock-In Barrier Value for such Reference Asset. If a Knock-In Event does not occur, and if the Notes have not been redeemed by us prior to maturity pursuant to the “Early Redemption at the Option of the Issuer” provisions described above, an investor that holds their Notes to maturity will receive $1,000 per $1,000 principal amount Note that they hold, plus the final interest payment on the Notes.

** The hypothetical Initial Value of 100.00 and the hypothetical Knock-In Barrier Value for each Reference Asset have been chosen for illustrative purposes only and does not represent an actual likely Initial Value for any Reference Asset. The actual Initial Value for each Reference Asset will equal the Closing Value of such Reference Asset on the Initial Valuation Date, and the actual Knock-In Barrier Value for each Reference Asset will equal 65.00% of the Initial Value (rounded to two decimal places). For more information about recent historical prices or levels of each Reference Asset, please see “Historical Information About the Reference Assets” below.

Final Value of Russell 2000 Index	Final Value of Canada ETF	Final Value of Japan ETF	Reference Asset Return of Russell 2000 Index	Reference Asset Return of Canada ETF	Reference Asset Return of Japan ETF	Reference Asset Return of the Lowest Performing Reference Asset	Payment at Maturity*** (Not including the final Interest Payment on the Notes)
200.00	200.00	210.00	100.00%	100.00%	110.00%	100.00%	$1,000.00
200.00	190.00	220.00	100.00%	90.00%	120.00%	90.00%	$1,000.00
190.00	190.00	180.00	90.00%	90.00%	80.00%	80.00%	$1,000.00
180.00	170.00	200.00	80.00%	70.00%	100.00%	70.00%	$1,000.00
160.00	190.00	180.00	60.00%	90.00%	80.00%	60.00%	$1,000.00
190.00	150.00	160.00	90.00%	50.00%	60.00%	50.00%	$1,000.00
180.00	150.00	140.00	80.00%	50.00%	40.00%	40.00%	$1,000.00
130.00	135.00	130.00	30.00%	35.00%	30.00%	30.00%	$1,000.00
130.00	120.00	130.00	30.00%	20.00%	30.00%	20.00%	$1,000.00
115.00	120.00	110.00	15.00%	20.00%	10.00%	10.00%	$1,000.00
100.00	100.00	110.00	0.00%	0.00%	10.00%	0.00%	$1,000.00
95.00	110.00	95.00	-5.00%	10.00%	-5.00%	-5.00%	$950.00
90.00	95.00	105.00	-10.00%	-5.00%	5.00%	-10.00%	$900.00
1100.00	80.00	90.00	10.00%	-20.00%	-10.00%	-20.00%	$800.00
105.00	120.00	70.00	5.00%	20.00%	-30.00%	-30.00%	$700.00
90.00	65.00	120.00	-10.00%	-35.00%	20.00%	-35.00%	$650.00
60.00	80.00	100.00	-40.00%	-20.00%	0.00%	-40.00%	$600.00
110.00	50.00	85.00	10.00%	-50.00%	-15.00%	-50.00%	$500.00
80.00	40.00	140.00	-20.00%	-60.00%	40.00%	-60.00%	$400.00
30.00	70.00	60.00	-70.00%	-30.00%	-40.00%	-70.00%	$300.00
20.00	25.00	125.00	-80.00%	-75.00%	25.00%	-80.00%	$200.00
10.00	105.00	95.00	-90.00%	5.00%	-5.00%	-90.00%	$100.00
95.00	120.00	0.00	-5.00%	20.00%	-100.00%	-100.00%	$0.00

*per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Value of the Russell 2000 Index is 115.00, the Final Value of the Canada ETF is 120.00 and the Final Value of the Japan ETF is 110.00.

Because the Reference Asset Returns all Reference Assets are positive, the Reference Asset Return of the Lowest Performing Reference Asset is greater than or equal to 0.00% and the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 2: The Final Value of the Russell 2000 Index is 105.00, the Final Value of the Canada ETF is 120.00 and the Final Value of the Japan ETF is 70.00.

Because the Reference Asset Return of the Japan ETF is negative and the Reference Asset Returns of both the Russell 2000 Index and the Canada ETF are positive, the Japan ETF is the Lowest Performing Reference Asset.  Because the Reference Asset Return of the Lowest Performing Reference Asset is equal to -30.00%, the investor receives a payment at maturity of $700.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Lowest Performing Reference Asset]

$1,000 + [$1,000 x -30.00%] = $700.00

Example 3: The Final Value of the Russell 2000 Index is 30.00, the Final Value of the Canada ETF is 70.00 and the Final Value of the Japan ETF is 60.00.

Because the Reference Asset Return of the Russell 2000 Index of -70.00% is lower than the Reference Asset Return of the Canada ETF of -30.00% and the Reference Asset Return of the Japan ETF of -40.00%, the Russell 2000 Index is the Lowest Performing Reference Asset.  Because the Reference Asset Return of the Lowest Performing Reference Asset is -70.00%, the investor receives a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Lowest Performing Reference Asset]

$1,000 + [$1,000 x -70.00%] = $300.00

SELECTED PURCHASE CONSIDERATIONS

•                  Market Disruption Events—The Final Valuation Date, the Observation Period, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to any Reference Asset.  If the Calculation Agent determines that on the Final Valuation Date, a Market Disruption Event occurs or is continuing with respect to any Reference Asset, the Final Valuation Date will be postponed. If such postponement occurs, the Final Values of the Reference Assets shall be determined using the Closing Values of the Reference Assets on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to any Reference Asset. In no event, however, will the Final Valuation Date be postponed by more than five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event). If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to any Reference Asset on such fifth day, the Calculation Agent will determine the Final Value of any Reference Asset unaffected by such Market Disruption Event using the Closing Value of such Reference Asset on such fifth day, and will make an estimate of the Closing Value of any Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of the Market Disruption Event.

In the event that the Final Valuation Date is postponed (as described above), the Maturity Date be postponed such that the number of Business Days between the Final Valuation Date (as postponed) and the Maturity Date (as postponed) remains the same. No additional interest will accrue, however, as a result of any such postponement of the originally scheduled Maturity Date.

o                 For a description of what constitutes a Market Disruption Event with respect to the Russell 2000 Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

o                 For a description of what constitutes a Market Disruption Event with respect to each of the ETFs, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities.

•                  Adjustments to the Reference Assets and the Notes—For a description of adjustments that may affect the Reference Assets or the Notes, see the following sections of the prospectus supplement:

o                 For a description of adjustments that may affect the Russell 2000 Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”; and

o                 For a description of adjustments that may affect the ETFs, see “Reference Assets—Exchange-Traded Funds— Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

o                 For a description of further adjustments that may affect the Notes, please see “Reference Assets—Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund”.

•              Exposure to the Downside Performance of the Reference Assets—The payment at maturity, if any, is linked to the performance of the Reference Assets. As such, the investor may be exposed to the negative performance of either the Russell 200 Index, the Canada ETF or the Japan ETF (depending on which is the Lowest Performing Reference Asset).

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  The Canada ETF seeks to track the investment results of the MSCI Canada Index, which in turn consists of stocks traded primarily on the Toronto Stock Exchange. The Japan ETF seeks to track the investment results of the MSCI Japan Index, which in turn consists of stocks traded primarily on the Tokyo Stock Exchange.

For additional information about the Reference Assets, please see the information set forth under “Information Regarding the Reference Assets” in this preliminary pricing supplement.

•              Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed-rate debt obligation that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Lowest Performing Reference Asset (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”).  On the cover page of this preliminary pricing supplement, we have determined the amount of each interest payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium (this amount is denoted as “Put Premium”).  The terms of your Notes require you and us to allocate the interest payments as set forth on the cover page, but this allocation is not binding on the Internal Revenue Service.  Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Amounts treated as interest on the Deposit will be subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes.  For a further discussion of the tax considerations applicable to fixed-rate debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes” in the accompanying prospectus supplement.  Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

The receipt of cash upon maturity or redemption of your Notes (excluding cash attributable to the final monthly interest payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option.  Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final monthly interest payment on the Notes).

Upon a sale of your Notes, you would be required to apportion the value of the amount you receive between the Deposit and Put Option on the basis of the values thereof on the date of the sale.  You would recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount apportioned to the Deposit (excluding amounts attributable to accrued and unpaid interest on the Deposit) and (ii) your adjusted tax basis in the Deposit.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Upon a sale of your Notes, the amount of cash that you receive that is apportioned to the Put Option, if any, (together with any amount of Put Premium previously received and deferred as described above) would be treated as short-term capital gain.  If the value of the Deposit on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option.  In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Alternative Treatments.  There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your Notes are so treated, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly.  If your Notes are so treated, you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes.  Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.  For a further discussion of the tax considerations applicable to contingent payment debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

It is also possible that the Notes could be treated as a pre-paid income-bearing derivative contract in respect of the Reference Assets, in which case you may be required to include the entire monthly interest payment on the Notes in ordinary income (and not just the interest on the Deposit).

Furthermore, it is also possible that the Notes could be treated as notional principal contracts that are comprised of a swap component and a loan component.  If the Notes were treated as notional principal contracts, you could in effect be required to include all of the stated interest in income, rather than only the portion thereof denoted as Deposit Income on the cover page of the preliminary pricing supplement, and any gain or loss that you recognize upon the maturity of your Notes would likely be treated as ordinary income or loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any interest payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding.   If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any interest payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding “ in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  Under recently proposed regulations, non-U.S. holders will not be subject to the Section 871(m) withholding tax described in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” on payments made prior to January 1, 2016; accordingly, holders of the Notes will not be subject to this tax.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Indices or the index components of the Indices.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•                  “Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Final Barrier Level”.

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss; No Principal Protection—The Notes do not guarantee any return of principal.  The payment at maturity depends on whether a Knock-In Event occurs and whether, and the extent to which, the Reference Asset Return of the Lowest Performing Reference Asset falls below 0.00%.  If a Knock-In Event occurs and the Reference Asset Return of the Lowest Performing Reference Asset is negative, your Notes will be fully exposed to any such decline of the Lowest Performing Reference Asset from its Initial Value to its Final Value and you will lose some or all of your principal.

•                  If Your Notes Are Not Called Prior to Maturity, and if a Knock-In Event Occurs, the Payment at Maturity on Your Notes will be Based Solely on the Reference Asset Return of the Lowest Performing Reference Asset—If the Notes are not redeemed by the Issuer (pursuant to the “Early Redemption at the Option of the Issuer” provision), and if a Knock-In Event occurs, any payment at maturity due on your Notes will be linked solely to the Reference Asset Return of the Lowest Performing Reference Asset.  As such, the payment at maturity, if any, will not reflect the performance of either of the other Reference Assets.  You will be fully exposed to the negative performance of the Lowest Performing Reference Asset even if the Reference Asset Returns of the other Reference Assets are positive.  Similarly, if all of the Reference Asset Returns are negative, any payment at maturity will depend solely on the extent to which the Lowest Performing Reference Asset is less than its respective Initial Value and your losses will not be limited in any way by virtue of the Reference Asset Returns of the other Reference Assets being greater than the Reference Asset Return of the Lowest Performing Reference Asset.

•                  If Your Notes Are Not Called Prior to Maturity, and if a Knock-In Event Occurs, The Payment at Maturity is Not Based on the Levels of the Reference Assets at Any Time Other than the Final Values of each Reference Asset on the Final Valuation Date—If a Knock-In Event occurs, the determination of the Reference Asset Return of the Lowest Performing Reference Asset and the payment at maturity will not be based on any level of the Reference Assets at any time other than the closing price or level, as applicable, of each Reference Asset on the Final Valuation Date. Therefore, if a Knock-In Event occurs and the Final Value of the Reference Asset that is the Lowest Performing Reference Asset drops on the Final Valuation Date to a price or level lower than its Initial Value, your Notes will be fully exposed to any decline of the Lowest Performing Reference Asset from its Initial Value to its Final Value and you will lose some or all of your principal.  The payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the levels of the Reference Assets prior to such drop.

The Determination of Whether a Knock-In Event Occurs on any Reference Asset Business Day is Not Based On Any Price or Level of the Reference Assets Other Than the Closing Values of the Reference Assets on such Day—A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Value of any Reference Asset is less than the Knock-In Barrier Value applicable to such Reference Asset on any Reference Asset Business Day during the Observation Period. The determination of whether a Knock-In Event occurs is therefore not based on any price or level of any Reference Asset at any time other than the Closing Values of the Reference Assets on any applicable Reference Asset Business Day during the Observation Period.  The occurrence of a Knock-In Event may significantly and adversely affect the market value of your Notes, the payment at maturity of the Notes, if any, and your ability to sell your Notes.

•                  You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, in addition to the final Interest Payment, you will not receive more than the principal amount of your Notes, even if the Reference Asset Return of any or all of the Reference Assets is positive.  The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus interest payments paid during the term of the Notes.

•                  Potential Return Limited to the Interest Payments—The return on the Notes is limited to the interest payments made on the Notes.  You will not participate in any appreciation in the price or level of any Reference Asset.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Issuer may redeem your Notes (in whole but not in part) on any Optional Redemption Date at its sole discretion without your consent, provided the Issuer gives at least five Business Days’ prior written notice to the trustee.  As such, the term of the Notes may be as short as approximately three months.

If the Issuer exercises its redemption option on any Optional Redemption Date, you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes together with any interest payment due on such date, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Early Redemption Date.  The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.  The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.   In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•                  Risks Associated with Small Capitalization Stocks May Affect the Notes. The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes —The value of each ETF is subject to:

o                 The ETF May Underperform its Underlying Index. The performance of an ETF may not replicate the performance of, and may underperform, its underlying index.  Unlike the underlying indices for the ETFs, the ETFs will reflect transaction costs and fees that will reduce their relative performance.  Moreover, it is also possible that an ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the its underlying index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and its underlying index or due to other circumstances.  Because the return on your Notes is linked to the performance of the ETFs and not their respective underlying indices, the return on your Notes may be less than that of an alternative investment linked directly to the indices underlying the ETFs.

o                 Management risk.  This is the risk that the investment strategy for an ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

o                 Derivatives risk.  The ETFs may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus an ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETFs invested only in conventional securities.

•                  Adjustments to the Russell 200 Index, the ETFs (Or Their Respective Underlying Indices) Could Adversely Affect the Value of the Notes—Those responsible for calculating and maintaining the Russell 2000 Index, the ETFs (or the underlying indices for the ETFs) can add, delete or substitute the components of the Russell 2000 Index, the ETFs (or the underlying indices for the ETFs), or make other methodological changes that could change the value of Russell 2000 Index, the ETFs (or the underlying indices for the ETFs). In addition, the publisher of the underlying indices for the ETFs may discontinue or suspend calculation or publication of such index or the ETF may be delisted from its relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the Notes.

•                  The Notes are Subject to Currency Exchange Rate Risk —The stocks invested in by the Canada ETF and the Japan ETF are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks comprising either of the ETFs are denominated.  Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which component stocks of each ETF are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned directly the stocks invested in by either ETF directly.

•                  Non-U.S. Securities Markets Risks—The stocks invested in by each ETF are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the ETFs, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the stocks invested in by each ETF will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of the Reference Assets is not an indication of the future performance of the Reference Assets over the term of the Notes.  Therefore, the performance of the Reference Assets over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Assets.

•                      Holding the Notes is not the Same as Owning Directly the Indices, or the Underlying Constituents of the Indices; No Dividend Payments or Voting Rights—Holding the Notes is not the same as investing directly in Russell 200 Index, the Canada ETF, the Japan ETF or the underlying constituents/components of the Reference Assets.  The return on your Notes will not reflect the return you would realize if you actually purchased the Reference Assets or underlying constituents/components of the Reference Assets. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks comprising either of the Indices, would have.

•                      Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                      The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                      The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                      The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                      The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                      The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                      We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                      Additional Potential Conflicts—As described above, we and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                      Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the monthly payments treated as interest on the Deposit for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income or loss.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income in respect of the Notes at a rate that exceeds the portion of the monthly payments treated as interest on the Deposit for U.S. federal income tax purposes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                      Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices or levels of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Reference Assets;

o                 the time to maturity of the Notes;

o                 the market price and dividend rate on the common stocks underlying the Russell 200 Index;

o                 the market price and dividend rate on the ETFs;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION ABOUT THE REFERENCE ASSETS

Russell 2000® Index

As noted above, the Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For more details about the Russell 2000 Index, the index sponsor and license agreement between the index sponsor and the issuer,  as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—Russell 2000® Index” and “Risk Factors” on page IS-31 and IS-2, respectively, of the accompanying index supplement.

iShares® MSCI Canada ETF

We have derived all information contained in this preliminary pricing supplement regarding the Canada ETF, including, without limitation, its make up, method of calculation and changes in its components, from the Canada ETF’s prospectus dated December 30, 2013 and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by, iShares®, Inc and BlackRock.  The Canada ETF is an investment portfolio maintained and managed by iShares®, Inc.  BFA is currently the investment adviser to the Canada ETF.  The Canada ETF is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “EWC.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the Canada ETF.  Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares®, Inc., BFA and the Canada ETF, please see the Canada ETF’s prospectus.  In addition, information about iShares® and the Canada ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings related to the Canada ETF, any information contained on the iShares® website, or of any other publicly available information about the Canada ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective and Strategy

The Canada ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Canadian market, as measured by the MSCI Canada Index.  The Canada ETF holds equity securities traded primarily in Canada.  The MSCI Canada Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for Canadian stock performance, and consists of stocks traded primarily on the Toronto Stock Exchange.  For additional information about the MSCI Indices, please see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement, as well as the section entitled “The MSCI Canada Index” below.

As of March 20, 2014, the top holdings of the Canada ETF by sector were Financials (36.76%), Energy (25.70%), Materials (12.09%), Industrials (7.08%), Consumer Discretionary (5.22%), Health Care (4.10%), Consumer Staples (3.48%), Telecommunications (2.60%), Utilities (1.27%), and Information Technology (1.27%).

The Canada ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI Canada Index.  The Canada ETF will at all times invest at least 90% of its assets in the securities of the MSCI Canada Index or in depositary receipts representing securities included in the MSCI Canada Index.  The Canada ETF may invest the remainder of its assets in other securities, including securities not in the MSCI Canada Index, but which BFA believes will help the Canada ETF track the MSCI Canada Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Canada Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

BFA uses a “representative sampling” indexing strategy to manage the Canada ETF.  “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the MSCI Canada Index.  Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Canada Index.  The Canada ETF may or may not hold all of the securities in the MSCI Canada Index.

Correlation

The MSCI Canada Index is a theoretical financial calculation, while the Canada ETF is an actual investment portfolio.  The performance of the Canada ETF and the MSCI Canada Index may vary due to transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Canada ETF’s portfolio and the MSCI Canada Index resulting from legal restrictions (such as diversification requirements) that apply to the Canada ETF but not to the MSCI Canada Index or the use of representative sampling.  “Tracking error” is the difference between the performance (return) of a fund’s portfolio and that of its underlying index.   The Canada ETF, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using a replication strategy.  Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The Canada ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Canada Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of BlackRock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The MSCI Canada Index

The MSCI Canada Index is a free float-adjusted, capitalization-weighted index designed to measure the performance of the large- and mid-cap segments of the Canada market. The MSCI Canada Index consists of stocks traded primarily on the Toronto Stock Exchange. The MSCI Canada Index is calculated daily in U.S. dollars. Component companies must meet objective criteria for inclusion in the MSCI Canada Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The MSCI Canada Index has a base date of December 31, 1969.

The MSCI Canada Index is reported by Bloomberg Financial Markets under ticker symbol “MXJCL.”

As noted above, general information regarding the composition, maintenance of, and changes to, the MSCI indices is set forth under “Non-Proprietary Indices—Equity Indices— MSCI Indices” in the accompanying index supplement.

iShares® MSCI Japan ETF

We have derived all information contained in this preliminary pricing supplement regarding the Japan ETF, including, without limitation, its make up, method of calculation and changes in its components, from the Japan ETF’s prospectus dated December 30, 2013 and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by, iShares®, Inc and BlackRock.  The Japan ETF is an investment portfolio maintained and managed by iShares®, Inc.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Japan ETF.  The Japan ETF is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “EWJ.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the Japan ETF.  Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares®, Inc., BFA and the Japan ETF, please see the Japan ETF’s prospectus.  In addition, information about iShares® and the Japan ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings related to the Japan ETF, any information contained on the iShares® website, or of any other publicly available information about the Japan ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective and Strategy

The Japan ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Japanese market, as measured by the MSCI Japan Index.  The Japan ETF holds equity securities traded primarily in Japan.  The MSCI Japan Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for Japanese stock performance, and is designed to measure equity market performance in Japan.  For additional information about the MSCI Indices, please see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement, as well as the section entitled “The MSCI Japan Index” below.

As of March 20, 2014, the top holdings of the Japan ETF by sector were Consumer Discretionary (20.72%), Industrials (19.75%), Financials (19.68%), Information Technology (10.92%), Health Care (6.63%), Consumer Staples (6.50%), Telecommunications (6.03%), Materials (5.65%), Utilities (2.54%) and Energy (1.26%).

The Japan ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI Japan Index.  The Japan ETF will at all times invest at least 90% of its assets in the securities of the MSCI Japan Index or in depositary receipts representing securities included in the MSCI Japan Index.  The Japan ETF may invest the remainder of its assets in other securities, including securities not in the MSCI Japan Index, but which BFA believes will help the Japan ETF track the MSCI Japan Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Japan Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

BFA uses a “representative sampling” indexing strategy to manage the Japan ETF.  “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the MSCI Japan Index.  Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Japan Index.  The Japan ETF may or may not hold all of the securities in the MSCI Japan Index.

Correlation

The MSCI Japan Index is a theoretical financial calculation, while the Japan ETF is an actual investment portfolio.  The performance of the Japan ETF and the MSCI Japan Index may vary due to transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Japan ETF’s portfolio and the MSCI Japan Index resulting from legal restrictions (such as diversification requirements) that apply to the Japan ETF but not to the MSCI Japan Index or the use of representative sampling.  “Tracking error” is the difference between the performance (return) of a fund’s portfolio and that of its underlying index.   The Japan ETF, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using a replication strategy.  Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The Japan ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Japan Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of BlackRock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The MSCI Japan Index

The MSCI Japan Index is a free-float adjusted market capitalization weighted index that is designed to track the equity market performance of securities listed on Japanese stock exchanges. The MSCI Japan Index is constructed based on the MSCI Global Investable Market Indices Methodology, targeting a free-float market capitalization coverage of 85%. The MSCI Japan Index has a base date of December 31, 1987. The MSCI Japan Index is calculated in Japanese yen on a real time basis and disseminated every 60 seconds during market trading hours.

The MSCI Japan Index is reported by Bloomberg Financial Markets under ticker symbol “MXJP.”

As noted above, general information regarding the composition, maintenance of, and changes to, the MSCI indices is set forth under “Non-Proprietary Indices—Equity Indices— MSCI Indices” in the accompanying index supplement.

HISTORICAL INFORMATION ABOUT THE REFERENCE ASSETS

Historical High, Low and Closing Values of the Russell 2000 Index

You should not take the historical levels of the Russell 2000 Index as an indication of the future performance of the Russell 2000 Index. The Closing Value of the Russell 2000 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the Closing Value of the Russell 2000 Index during any period shown below is not an indication that the Russell 2000 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Russell 2000 Index. The actual performance of the Russell 2000 Index over the life of the offered Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Value of the Russell 2000 Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first calendar quarter of 2014 (through March 19, 2014). We obtained the Closing Values listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarterly High, Low and Closing Values of the Russell 2000® Index

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	753.55	643.97	687.97
June 30, 2008	763.27	686.07	689.66
September 30, 2008	754.38	657.72	679.58
December 31, 2008	671.59	385.31	499.45
March 31, 2009	514.71	343.26	422.75
June 30, 2009	531.68	429.16	508.28
September 30, 2009	620.69	479.27	604.28
December 31, 2009	634.07	562.40	625.39
March 31, 2010	690.30	586.49	678.64
June 30, 2010	741.92	609.49	609.49
September 30, 2010	677.64	590.03	676.14
December 31, 2010	792.35	669.45	783.65
March 31, 2011	840.37	773.18	840.37
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	643.42	644.16
December 31, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 19, 2014*	1,208.65	1,093.59	1,195.66
* For the period commencing January 2, 2014 and ending on March 19, 2014

The following graph sets forth the historical performance of Russell 2000 Index the based on daily Closing Values from January 1, 2008 through March 19, 2014. The Closing Value of the Russell 2000 Index on March 19, 2014 was 1,195.66

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Historical High, Low and Closing Values of the Canada ETF

You should not take the historical trading prices of the Canada ETF as an indication of the future performance of the Canada ETF. The Closing Value of the Canada ETF has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the Closing Value of the Canada ETF during any period shown below is not an indication that the Canada ETF is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Canada ETF. The actual performance of the Canada ETF over the life of the offered Notes, as well as the payment at maturity, may bear little relation to the historical trading prices shown below.

The table below shows the high, low and final Closing Value of the Canada ETF for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first calendar quarter of 2014 (through March 19, 2014). We obtained the Closing Values listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarterly High, Low and Closing Values of the iShares® MSCI Canada ETF

Period/Quarter Ended	Quarterly High($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	32.95	28.36	30.31
June 30, 2008	35.75	30.68	33.16
September 30, 2008	33.24	25.80	26.34
December 31, 2008	26.15	14.47	17.43
March 31, 2009	18.88	13.79	16.46
June 30, 2009	23.64	16.99	21.42
September 30, 2009	26.05	19.87	25.48
December 31, 2009	26.80	23.85	26.33
March 31, 2010	28.19	24.25	27.91
June 30, 2010	28.85	24.87	24.87
September 30, 2010	28.03	24.61	28.03
December 31, 2010	31.00	28.15	31.00
March 31, 2011	33.98	30.72	33.54
June 30, 2011	34.29	30.00	31.67
September 30, 2011	32.61	25.43	25.49
December 31, 2011	28.99	24.36	26.60
March 31, 2012	29.32	26.90	28.34
June 30, 2012	28.80	24.80	25.84
September 30, 2012	29.39	25.44	28.49
December 31, 2012	29.06	26.94	28.40
March 31, 2013	29.38	27.96	28.51
June 30, 2013	28.61	25.91	26.15
September 30, 2013	28.86	26.04	28.31
December 31, 2013	29.63	27.96	29.16
March 19, 2014*	29.49	27.57	28.99
* For the period commencing January 2, 2014 and ending on March 19, 2014

The following graph sets forth the historical performance of Canada ETF the based on daily Closing Values from January 1, 2008 through March 19, 2014. The Closing Value of the Canada ETF on March 19, 2014 was $28.99.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Historical High, Low and Closing Values of the Japan ETF

You should not take the historical trading prices of the Japan ETF as an indication of the future performance of the Japan ETF. The Closing Value of the Japan ETF has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the Closing Value of the Japan ETF during any period shown below is not an indication that the Japan ETF is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Japan ETF. The actual performance of the Japan ETF over the life of the offered Notes, as well as the payment at maturity, may bear little relation to the historical trading prices shown below.

The table below shows the high, low and final Closing Value of the Japan ETF for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first calendar quarter of 2014 (through March 19, 2014). We obtained the Closing Values listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarterly High, Low and Closing Values of the iShares® MSCI Japan ETF

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	13.28	11.53	12.37
June 30, 2008	13.83	12.38	12.47
September 30, 2008	12.52	10.24	10.66
December 31, 2008	10.53	7.80	9.58
March 31, 2009	9.63	6.87	7.90
June 30, 2009	9.58	8.12	9.43
September 30, 2009	10.30	9.19	9.94
December 31, 2009	10.03	9.24	9.74
March 31, 2010	10.57	9.75	10.44
June 30, 2010	10.70	9.18	9.20
September 30, 2010	10.01	9.23	9.89
December 31, 2010	10.96	9.72	10.91
March 31, 2011	11.61	9.66	10.32
June 30, 2011	10.61	9.79	10.43
September 30, 2011	10.88	9.23	9.46
December 31, 2011	9.98	8.84	9.11
March 31, 2012	10.18	9.07	10.18
June 30, 2012	10.19	8.65	9.41
September 30, 2012	9.50	8.76	9.17
December 31, 2012	9.80	8.76	9.75
March 31, 2013	10.82	9.64	10.80
June 30, 2013	12.26	10.38	11.22
September 30, 2013	12.11	10.87	11.92
December 31, 2013	12.21	11.48	12.14
March 19, 2014*	12.10	11.04	11.09
* For the period commencing January 2, 2014 and ending on March 19, 2014

The following graph sets forth the historical performance of Japan ETF the based on daily Closing Values from January 1, 2008 through March 19, 2014. The Closing Value of the Japan ETF on March 19, 2014 was $11.09.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.